Exhibit 10(aa)
KEITHLEY INSTRUMENTS, INC.
2002 STOCK INCENTIVE PLAN
OPTION AGREEMENT
     This option agreement (the “Agreement”) is made as of this                      day of                     , 2007, between Keithley Instruments, Inc., an Ohio corporation (the “Company”), and the key employee of the Company indicated at the bottom of this Agreement (“Optionee”). Optionee hereby is granted the option to purchase common shares of the Company, based on the number of shares and the exercise price(s) indicated on the Notice of Grant of Stock Options attached hereto and incorporated herein by reference (the “Grant Notice”), subject to the vesting and other conditions set forth in said Grant Notice. Unless the Grant Notice clearly indicates that the Options are “incentive stock options,” the Options shall be treated as non qualified stock options.
     The rights described in this Agreement shall expire on                     , subject to early expiration pursuant to paragraph 5 or paragraph 7 hereof, where applicable (the “Expiration Date”). This Agreement (including the Grant Notice), and the options being granted hereunder (each, an “Option”; together, the “Options”), are subject to the terms and conditions of the Keithley Instruments, Inc. 2002 Stock Incentive Plan, as amended and then in effect (the “Plan”), except where (and to the extent) this Agreement specifically modifies such terms and conditions. Subject to such modifications, the Plan’s terms and conditions also are incorporated herein by this reference. Additional terms and conditions of this Agreement are as follows:
1.	Notice of Exercise: Optionee shall exercise all or any part of his Options at any time after such Options first vest and become exercisable (the “Vesting Date”) and prior to the Expiration Date. To exercise, Optionee shall provide written notice, which may be in electonic form, to the Company or exercise the Options pursuant to a cashless exercise program approved by the Company. Such written notice shall only be effective when received by the Company at its principal offices; such written notice in any event shall:
a)	State that Optionee is exercising one (1) or more Options in accordance with this Agreement, indicate the number of Company common shares being purchased, and specify the name(s), address(es) and social security (or other identifying tax) number(s) of those persons or parties in whose name(s) such common shares should be registered on the Company’s books and records;

b)	Be signed by Optionee (or other person(s) entitled to exercise such Options and, if being exercised by anyone other than Optionee, be accompanied by proof satisfactory to counsel for the Company demonstrating that such person(s) are entitled to exercise such Option(s)) and be in compliance with all relevant laws and regulations;
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c)	Be accompanied by such representations and warranties signed by Optionee (or other exercising person) regarding the investment intent of such person(s) as the Company may reasonably request, in a form satisfactory to counsel for the Company; and

d)	Be accompanied by payment (described in paragraph 2 hereof).
2.	Determination and Payment of Purchase Price. Any Optionee or other person exercising Options hereunder shall tender to the Company the stated price for said Options based on the information provided in the Grant Notice, plus all applicable federal, state and local withholding taxes and assessments (as determined by the Company, acting in its sole discretion) (together, the “Purchase Price”). Upon request, the Company shall provide Optionee with the information needed to determine the Purchase Price. At the Company’s discretion, the Purchase Price shall be paid with cash or check, or with a surrender of Company common shares having a fair market value on the date of exercise equal to that portion of the Purchase Price for which payment in cash or check is not made. The Committee may, in its sole discretion, specify other methods for exercising Options or paying the Purchase Price, but shall only do so in writing.

3.	Non-Transferability. Except for transfers that qualify as “Permitted Transfers” (as defined in as provided in Section 7(d) of the Plan) or transfers that are otherwise permitted under the terms of the Plan, Options shall not be transferable by Optionee except as otherwise expressly permitted by the Plan. Likewise, except for Options transferred in accordance with this paragraph (or where applicable, the terms of the Plan), Options shall be exercisable only by Optionee for his own account (except in the event of Optionee’s death or disability, in which event otherwise exercisable Options held by Optionee at death or disability shall be exercisable only by or for Optionee’s estate (in the case of death) or by Optionee’s legal representative (in the case of disability)).

4.	Restrictions on Exercise. Options are at all times subject to all restrictions contained in this Agreement (and where not modified herein, in the Plan). As a condition to any exercise of Options, the Company may require Optionee, or his successor, to represent and warrant that he will comply with all applicable laws and regulations or confirm certain factual matters, if requested by the Company’s legal counsel.

5.	Specific Option Expiration and Termination Rules. All Options not previously exercised, or terminated as further provided in this paragraph, shall expire no later than on the Expiration Date. Notwithstanding the preceding sentence, all non-vested Options shall automatically terminate and expire on the date Optionee’s employment as a Company employee ends (whether by death, disability, retirement or otherwise). Options that are vested and exercisable on the date Optionee’s employment as a Company employee ends shall nevertheless terminate prior to the Expiration Date on the first to occur of the following:
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a)	Three (3) years following the date Optionee’s Company employment ends, if such employment ends on account of Optionee’s normal, early or disability retirement under the Keithley Instruments, Inc. Employees’ Pension Plan;

b)	One (1) year following the date Optionee dies;

c)	Ninety (90) days following the date Optionee’s Company employment ends, if such employment ends involuntarily, as a result of furlough, discharge or comparable event (other than death, as further described in (b) hereof); or

d)	Immediately upon termination of Optionee’s Company employment, if such employment ends by quit or discharge rather than by death or retirement (as further described in (a) and (b) hereof, respectively).
In no event shall any of the events described in subparagraphs (a) — (d) hereof extend any Options past their Expiration Date.
6.	Coordination With Incentive Stock Option and Other Rules. None of the terms, conditions or provisions found in this Agreement shall be interpreted or applied to cause any Option granted under the Plan as an Incentive Stock Option to not qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or cause any common share issued in connection with the exercise of an Option hereunder not to be a fully paid and non-assessable common share of the Company.

7.	Forfeiture; Set Off & Recoupment. Notwithstanding any other provision of this Agreement or the Plan, Optionee’s rights hereunder with respect to the Options evidenced hereby (whether or not then exercised or exercisable) shall immediately terminate, and otherwise be subject to forfeiture, set off and reduction for and against any claims the Company may have or asserts against Optionee for any of the following actions by Optionee, taken while employed by the Company and, with respect to subparagraph (a) and (e), within a three (3)-year period commencing with the cessation of Optionee’s Company employment:
a)	Any direct or indirect disclosure or publication (or, during the three (3)- year period commencing with the cessation of Optionee’s Company employment, an use) by Optionee of any Company trade secret or confidential information;

b)	Any act of embezzlement, fraud or breach of fiduciary duty during Optionee’s employment with the Company that contributed to a restatement of the Company’s financial statements;
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c)	Any material violation (as determined by the Board of Directors) by Optionee of the terms of any written agreement between Optionee of the Company;

d)	Any act of embezzlement, fraud, dishonesty, nonpayment of any obligation to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in a loss, damage or injury to the Company; or

e)	Any attempt by Optionee to induce any Company employee or consultant, agent or sub agent under contract with the Company to terminate his or her employment or other contractual relationship with the Company.
In the event of any violation by Optionee of any subparagraph above, all Options then held by Optionee hereunder (whether or not then vested and exercisable) shall immediately terminate, be extinguished or forfeited, and have no further effect. In addition if there is a violation of subparagraphs (a), (b) and/or (e) above and Optionee has already exercised Options, Optionee shall promptly forfeit, relinquish and surrender to the Company, in cash or in whole shares of the Company (or any combination thereof), all gains, profits, and income Optionee has realized from the exercise of said Options (as reported by the Company for federal tax purposes), net of any amounts withheld by the Company in connection with said exercise of said Options if the sale or disposition of said Options was effected within thirty-six (36) months of the violations in question. Any failure by the Company to assert its set off, forfeiture and recoupment rights under this paragraph with respect to specific claims against Optionee shall not waive, or operate to waive, the Company’s right to later assert its rights hereunder with respect to other or subsequent claims against Optionee.

8.	Choice of Law; Consent to Jurisdiction. Optionee hereby consents and agrees that Ohio law controls the parties’ procedural and substantive rights and obligations under this Agreement, and also consents and agrees to the jurisdiction of the state court of general jurisdiction sitting in Cuyahoga County, Ohio, as the exclusive forum for resolving all claims and issues arising under, out of, or in respect of, this Agreement.

9.	Severability; Survival of Certain Provisions. The unenforceability of one (1) or more of the provisions in this Agreement shall not vitiate or render void or unenforceable the remaining provisions of this Agreement; rather, such remaining provisions will remain fully enforceable to the extent permitted by law. Notwithstanding any contrary provision contained in the Plan or this Agreement, the provisions of paragraph 7 hereof shall specifically survive the termination, lapse or expiration of the Plan and/or this Agreement.
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10.	Definitions. Unless otherwise defined in this Agreement, capitalized terms will have the same meanings given them in the Plan.

KEITHLEY INSTRUMENTS, INC.
DATE OF GRANT:	By:
Joseph P. Keithley
		Title:	Chairman of the Board, President and Chief Executive Officer

ACCEPTANCE BY OPTIONEE
     The undersigned has read and understood, and hereby accepts, the terms, conditions, and obligations and restrictions imposed hereunder, as well as the terms, conditions and limitations of the Plan to which this Agreement is subject and subordinate.

DATE:	Name
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